Exhibit 27(m)

Male, Nonsmoker, Age 45
$1,000.00 Face Amount
Level Death
Assumed Crediting Rate 12%
Net Crediting Rate 10.60%
Guaranteed Issue

                     Gross          Net    Service                              Contract    Surrender      Death
 Year   Month       Premium       Premium   Charge    NAR       COI      Int      Value       Value        Benefit
  4           12                             7.5     945855   $198.63  $427.18 $51,103.01  $52,363.10   $1,000,000.00
  5            1   12,524.03     11,396.87   7.5     934237   $355.01  $523.80 $62,661.17  $63,914.39   $1,000,000.00
  5            2                     0       7.5     934076   $354.95  $525.16 $62,823.88  $64,080.36   $1,000,000.00
  5            3                     0       7.5     933913   $354.89  $526.53 $62,988.02  $64,247.78   $1,000,000.00
  5            4                     0       7.5     933749   $354.82  $527.92 $63,153.62  $64,416.69   $1,000,000.00
  5            5                     0       7.5     933583   $354.76  $529.31 $63,320.67  $64,587.08   $1,000,000.00
  5            6                     0       7.5     933416   $354.70  $530.72 $63,489.19  $64,758.97   $1,000,000.00
  5            7                     0       7.5     933248   $354.63  $532.14 $63,659.20  $64,932.38   $1,000,000.00
  5            8                     0       7.5     933078   $354.57  $533.58 $63,830.71  $65,107.32   $1,000,000.00
  5            9                     0       7.5     932906   $354.50  $535.02 $64,003.73  $65,283.80   $1,000,000.00
  5           10                     0       7.5     932733   $354.44  $536.48 $64,178.27  $65,461.83   $1,000,000.00
  5           11                     0       7.5     932559   $354.37  $537.95 $64,354.35  $65,641.44   $1,000,000.00
  5           12                     0       7.5     932383   $354.31  $539.44 $64,531.98  $65,822.62   $1,000,000.00


      The following calculations are for Year 5, Month 1

      Cash Value Accumulation Test takes the contract value from the previous month times the CVAT factor to determine what the minimum death benefit will be going forward.

      $51,103.01 * 2.59824 (factor for age 49) = $132,777.88 - this number is <
      the $1,000,000 death benefit so no adjustment is necessary.

      Net Premium equals the Gross Premium Amount less the policy load. The policy load is calculated as follows: as 9% up to Target Premium and 6.50% above Target.

      Target Premium = $15,825.70

      $12,524.03 * .09 =

      $1,127.16                  Total Load

      $12,524.03 - $1,127.16 = $11,396.87 Net Premium

      Service Charge is $7.50 each month for policy years 4+. Service Charge is $10.00 for years 1-3.

      Net Amount at risk = the face amount * 1.00327374 (discount factor) less the Policy Value Account (for Level Death Benefit) $1,000,000 * 1.00327374 = 996,737 - $62,499.88 (EOY 4 + $11,396.87) = $934,237 Total Net Amount at
      Risk

      Monthly COI Charge = Annual Risk Rate (age 49) / 12,000 * NAR $4.56/12,000 = .00038 * $934,237 = $355.01

      Assumed Gross Crediting Rate of 12.0% less the daily fund advisory fee and operating expenses of .86% less the daily risk percentage charged against the Series Account for mortality and expense of .40% equaling an annual net effective rate of 10.60%

      Interest = Contract Value less Service Charge and COI * Net Crediting Rate discounted with a monthly interest factor $62,137.37 * .008431169 = $523.88

      [(1+0.12)(1/365) - ((0.40 + 0.86)/365)]365 - 1 = 10.60% - (1.1060)1/12 - 1
      = .008431169

      Contract Value = End of Year 4 value plus Net Premium less Service Charge and COI, plus interest $51,103.01 + $11,396.87 - $7.50 - 355.01 + $523.88
      = $62,661.17

      Surrender Value = Contract Value * 1.02% (one plus percentage used for policy year 5 for return of expense charge) $62,661.17 * 1.02 = $63,914.39. Return of Expense percentage starts at 6.0% in year one and grades down one percentage point each year until year 7.

      Death Benefit = Face Amount for Level Death Benefit Option

      Months 2 through 12 are calculated the same way except no premiums are paid during this period, therefore no premium load is charged.